Exhibit 99.2

For Immediate News Release

January 30, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

2012 OPERATING RESULTS, DIVIDEND INCREASE

AND INITIAL 2013 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended December 31, 2012 was $122,356,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.19 for the quarter ended December 31, 2012, compared to EPS of $3.38 for the comparable period of 2011, a decrease of 64.8%. For the year ended December 31, 2012, EPS was $4.32 compared to $4.87 for the comparable period of 2011, a decrease of 11.3%.

The decreases in EPS for the quarter and year ended December 31, 2012 from the prior year periods are due primarily to decreases in real estate asset sales and related gains coupled with capital markets activity and acquisition costs for the expected Archstone Acquisition (as defined below). These declines are offset in part by increases in Net Operating Income (“NOI”) from existing and newly developed and acquired communities and a decline in net interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2012 increased 6.7% to $1.27 from $1.19 for the comparable period of 2011.  FFO per share for the year ended December 31, 2012 increased 16.4% to $5.32 from $4.57 for 2011.   Adjusting for the non-routine items in Attachment 17, FFO per share would have increased for the three months and full year ended December 31, 2012 by 15.9% and 18.5%, respectively over the comparable period in 2011.

The following table compares the Company’s actual results for the quarter and year ended December 31, 2012 to the outlook provided in its third quarter 2012 earnings release in October 2012:

	Per Share
	4Q12	2012
Projected FFO per share - October 2012 Outlook (1)	$1.43	$5.47
Archstone Acquisition related costs (2)	(0.16)	(0.14)
Superstorm Sandy expenses	(0.01)	(0.02)
Joint Venture promote and overhead	0.01	0.01
FFO per share reported results	$1.27	$5.32

(1) Represents the mid-point of the Company’s October 2012 Outlook. (2) Consists primarily of impact of capital markets activity and professional fees related to the expected Archstone Acquisition.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “Our fourth quarter results capped a year of solid performance marked by our second consecutive year of double-digit FFO growth. We expect apartment fundamentals to remain healthy in 2013 and in anticipation of continued growth in 2013 from our development platform, our current communities and the addition of the Archstone portfolio, our Board approved a 10.3% increase to our quarterly dividend.”

Operating Results for the Quarter Ended December 31, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $20,249,000, or 7.9% to $275,772,000.  For Established Communities, rental revenue increased 5.0%, attributable to increases in Average Rental Rates of 4.7% and Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $9,324,000 to $194,332,000. Operating expenses for Established Communities increased $1,672,000, or 3.0%, to $57,925,000. Accordingly, NOI for Established Communities increased by 5.9%, or $7,652,000, to $136,407,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2012 compared to the fourth quarter of 2011:

Q4 2012 Compared to Q4 2011
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.1%	3.9%	2.7%	18.9%
Metro NY/NJ	4.8%	(0.9%)	7.5%	30.8%
Mid-Atlantic	1.8%	5.6%	0.5%	12.3%
Pacific NW	11.1%	(6.1%)	19.1%	3.7%
No. California	9.5%	2.8%	12.1%	19.8%
So. California	4.8%	12.1%	1.9%	14.5%
Total	5.0%	3.0%	5.9%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Operating Results for the Year Ended December 31, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $74,656,000, or 7.5% to $1,064,033,000.  For Established Communities, rental revenue increased 5.8%, attributable to increases in Average Rental Rates of 5.6% and Economic Occupancy of 0.2%. Total revenue for Established Communities increased $41,672,000 to $763,405,000. Operating expenses for Established Communities increased $4,106,000, or 1.8%, to $231,537,000. Accordingly, NOI for Established Communities increased by 7.6%, or $37,566,000, to $531,868,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2012 as compared to the year ended December 31, 2011:

Full Year 2012 Compared to Full Year 2011
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	4.2%	3.0%	4.9%	19.2%
Metro NY/NJ	5.5%	1.3%	7.3%	30.1%
Mid-Atlantic	3.6%	4.7%	3.2%	12.7%
Pacific NW	9.6%	(1.8%)	15.0%	3.7%
No. California	10.1%	0.7%	14.0%	19.8%
So. California	4.9%	0.6%	7.0%	14.5%
Total	5.8%	1.8%	7.6%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development and Redevelopment Activity

During the fourth quarter of 2012, the Company started the construction of three communities: Avalon Wharton, located in Wharton, NJ, Avalon Ossining, located in Ossining, NY, and AVA Little Tokyo, located in Los Angeles, CA. These three communities will contain 696 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $202,800,000. During 2012, the Company started construction of 12 communities which will contain a total of 3,290 apartment homes for an expected aggregate Total Capital Cost of $891,300,000.

During the fourth quarter of 2012, the Company completed the development of two communities: Avalon Green II, located in Greenburgh, NY and Avalon at Wesmont Station I, located in Wood-Ridge, NJ. These two communities contain 710 apartment homes and were constructed for an aggregate Total Capital Cost of $166,100,000.  During 2012, the Company completed the construction of eight communities containing 1,934 apartment homes for a Total Capital Cost of $513,100,000.

The Company also acquired four land parcels during the quarter ended December 31, 2012 for an aggregate purchase price of approximately $24,700,000.  The Company has started or anticipates starting construction in 2013 on three of these land parcels.

During the fourth quarter of 2012, the Company commenced the redevelopment of two communities that contain 1,096 apartment homes and will be redeveloped for an estimated Total Capital Cost of $31,700,000, excluding costs incurred prior to redevelopment.

During the fourth quarter of 2012, the Company completed the redevelopment of four communities, two under our AVA brand and two under our Avalon brand. These communities contain 1,111 apartment homes and were redeveloped for an aggregate Total Capital Cost of $41,300,000, excluding costs incurred prior to redevelopment.

During 2012, the Company completed the redevelopment of eleven communities containing 2,903 apartment homes for a Total Capital Cost of $105,900,000, excluding costs incurred prior to redevelopment.

Archstone Acquisition

As disclosed in November 2012, the Company and Equity Residential Trust agreed to acquire all of the assets and assume all of the liabilities of Archstone Enterprise LP (“Archstone”).  Under the Company’s agreements related to this transaction, the Company will acquire, directly and indirectly, approximately 40% of the assets and assume 40% of the liabilities of Archstone (the “Archstone Acquisition”).

The Company expects to provide the following consideration for the Archstone Acquisition:

•                the issuance of 14,889,706 shares of its common stock to Lehman Brothers Holdings Inc (“Lehman”);

•                cash payment of $669,000,000

•                the assumption of indebtedness discussed under “2013 Financial Outlook”;

•                an obligation to pay, when presented for redemption from time to time, approximately $132,200,000 in respect of the liquidation value of and accrued dividends on outstanding Archstone preferred units; and

•                the assumption of 40% of all other liabilities, known or unknown, of Archstone, other than certain excluded liabilities.

Acquisition Activity

During the fourth quarter of 2012, the Company acquired Eaves Burlington, located in Burlington, MA. Eaves Burlington is a garden-style community consisting of 203 apartment homes and was acquired for a purchase price of $40,250,000.

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Disposition Activity

During the fourth quarter of 2012, the Company sold two communities: Avalon Wildreed and Avalon Highgrove, both located in Everett, WA.  These communities, containing a total of 625 apartment homes, were sold for an aggregate sales price of $94,500,000. The dispositions resulted in an aggregate gain in accordance with GAAP of $50,080,000 and an Economic Gain of $28,735,000. The weighted average Initial Year Market Cap rate for these two communities was 5.3%, and the unleveraged IRR over a 12.2 year average holding period was 9.4%.

Also during the fourth quarter of 2012, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold three communities: Avalon Paseo Place, located in Fremont, CA, Avalon Skyway, located in San Jose, CA, and Avalon at Aberdeen Station, located in Aberdeen, NJ.  These communities, containing a total of 772 apartment homes, were sold for $187,150,000.  The Company’s share of the gain in accordance with GAAP was $6,501,000.

In conjunction with the disposition of these communities, Fund I repaid $89,142,000 of related secured indebtedness in advance of the scheduled maturity dates. This resulted in charges for prepayment penalties and a write off of deferred financing costs, of which the Company’s portion was approximately $530,000, and was reported as a reduction of Joint Venture Income.

Additionally, in the fourth quarter of 2012, the Company recognized income from a residual profit interest of $1,857,000 related to the sale of a community in Kirkland, WA, which the Company had developed and managed for an unrelated third party.

In January 2013, Fund I sold Avalon Yerba Buena located in San Francisco, CA. This community contains 160 apartment homes and 32,000 square feet of retail space, and was sold for $103,000,000.

Also, in January 2013, AvalonBay Value Added Fund II, L.P. (“Fund II”) sold Avalon Rothbury, located in Gaithersburg, MD. Avalon Rothbury contains 205 apartment homes and was sold for $39,600,000.

Financing, Liquidity and Balance Sheet Statistics

In December 2012, the Company entered into an amendment to increase its borrowing capacity under its unsecured credit facility from $750,000,000 to $1,300,000,000.  In addition, the Company extended the term of the credit facility from September 2015 to April 2017, with two further six month extension options available. As part of the amendment, the Company’s current margin over LIBOR decreased from 1.075% to 1.05%, and its annual facility fee decreased from 17.5 basis points to 15.0 basis points.

At December 31, 2012, the Company had no amounts outstanding under its $1,300,000,000 unsecured credit facility.

At December 31, 2012, the Company had $2,783,651,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the year ended December 31, 2012 was 73%. Interest Coverage for the fourth quarter of 2012 was 4.7 times.

New Financing and Refinancing Activity

To pre-fund the expected Archstone Acquisition, the Company raised equity and debt in the fourth quarter of 2012 as summarized below.

•      The Company issued 16,675,000 shares of its common stock at a per share price of $130.00, resulting in net proceeds after fees and expenses of approximately $2,102,718,000.

•      The Company also issued $250,000,000 principal amount of unsecured notes under its existing shelf registration statement. The unsecured notes mature in March 2023 and were issued at a 2.85% coupon rate. The notes have an effective interest rate of 3.00%, including the effect of fees and expenses.

Separately, the Company repaid $201,600,000 principal amount of its 6.125% coupon unsecured notes pursuant to their scheduled maturity in November 2012.

First Quarter 2013 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2013 of $1.07 per share of the Company’s common stock (par value of $0.01 per share). The declared dividend is a 10.3% increase over the Company’s prior quarterly dividend of $0.97 per share. The dividend is payable on April 15, 2013 to common stockholders of record as of March 29, 2013.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate

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investment trusts, and expected growth in taxable income.

2013 Financial Outlook

The following presents the Company’s financial outlook for 2013, the details of which are summarized on Attachments 15 and 16.  All amounts presented, unless otherwise indicated, include the impact of the expected Archstone Acquisition discussed in this release.

In setting operating expectations for 2013, management considered third party macroeconomic forecasts, local market conditions and performance at individual communities.  Management expects continued, moderate economic growth for 2013.  Positive annual rental revenue growth in our Established Communities is expected in all regions. Projected EPS is expected to be within a range of $2.28 to $2.64 for the full year 2013.

The Company expects 2013 Projected FFO per share to be in the range of $4.11 to $4.47 representing a 19.4% decrease from full year 2012 FFO per share of $5.32, at the midpoint of the range. This outlook for projected EPS and Projected FFO per share for 2013 includes the cash charge for transaction costs and prepayment fees from the repayment of assumed indebtedness associated with the Archstone Acquisition. The Company has assumed that substantially all of the transaction costs and prepayment penalties associated with the Archstone Acquisition will be incurred in the first quarter of 2013. The timing of recognition of such charges is subject to uncertainty and maybe recognized in future quarters.

For the first quarter of 2013, the Company expects projected loss per share, diluted within a range of $1.31 to $1.27.  The Company expects Projected FFO per share in the first quarter of 2013 to be a loss within a range of $0.66 to $0.62. This outlook includes the expected first quarter 2013 cash charge for transaction costs and prepayment fees from the repayment of assumed indebtedness associated with the Archstone Acquisition.

The Company’s 2013 financial outlook is based on a number of assumptions and estimates, which are provided on Attachments 15 and 16 of this release. The primary assumptions and estimates include the following:

Property Operations

•             The Company expects an increase in Established Communities’ rental revenue of 3.5% to 5.0%.

•             The Company expects an increase in Established Communities’ operating expenses of 3.0% to 4.0%.

•             The Company expects an increase in Established Communities’ NOI of 4.0% to 5.5%.

Development

•             The Company currently has 23 communities under development and expects to acquire certain communities that Archstone currently has under development.  Including development opportunities the Company expects to acquire from Archstone, the Company anticipates starting between $1,400,000,000 and $1,600,000,000 of new development.

•     The Company expects to disburse between $1,200,000,000 and $1,400,000,000 related to current and expected Development Communities including the incremental spend for Archstone Development Communities the Company expects to acquire, and the cost of acquiring land for future development.

•     The Company expects to complete the development of nine communities currently under construction and one community currently being constructed by Archstone for an aggregate Total Capital Cost of approximately $575,000,000.

Redevelopment Activity

The Company currently has five communities under redevelopment and expects to invest between $75,000,000 and $125,000,000 in its redevelopment communities during 2013.

Acquisition & Disposition Activity

The Company expects to complete the Archstone Acquisition during the first quarter of 2013, and expects the acquisition will consist primarily of direct and indirect interests in operating and development communities as discussed by the Company in its November 26, 2012 press release.

The final composition of net assets, both wholly owned and those owned through joint ventures, that the Company will acquire under the Archstone Acquisition is subject to change through and up to the closing of the expected acquisition.

In addition to the communities it expects to acquire as part of the Archstone Acquisition and excluding transactions that have closed and are discussed in this Earnings Release, the Company expects to be active in both acquisition and disposition activity for its wholly owned portfolio in 2013. This activity, detailed in the following paragraphs, pertains primarily to continued shaping and repositioning and considers the impact of communities we expect to acquire as part of the Archstone Acquisition.

•

The Company anticipates selling approximately $700,000,000 of operating communities. The Company’s expected sales for 2013 include approximately $300,000,000 of operating communities that we expect to either acquire as part of the Archstone Acquisition and sell immediately following the Archstone Acquisition, or which will be sold prior to the Archstone Acquisition.

•	The Company expects to acquire approximately $300,000,000 of operating communities in addition to the Archstone Acquisition.
•	The Company expects Fund I to continue to sell operating communities, with an additional $150,000,000 of planned sales in 2013, of which the Company’s indirect ownership interest is approximately 15%.

Capital Markets

The Company expects to assume indebtedness under the Archstone Acquisition with a fair value of

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approximately $4,100,000,000, consisting of $3,700,000,000 principal amount for consolidated borrowings, $238,300,000 principal amount for our proportionate share of debt related to unconsolidated joint ventures, and $197,500,000 representing the amount by which the fair value of the aforementioned debt exceeds the principal face value.  The Company expects to repay approximately $1,700,000,000 principal amount of this assumed indebtedness concurrent with or immediately following the Archstone Acquisition.

In addition to the common shares the Company expects to issue to Lehman and the net amount of indebtedness the Company expects to assume in conjunction with the Archstone Acquisition, the Company expects to raise between $700,000,000 and $900,000,000 of new capital in 2013.

Based on changes in the Company’s capital markets outlook for 2013, coupled with its current liquidity position, a previously planned 2013 debt issuance subject to an interest rate protection agreement put in place in 2011 is no longer anticipated to occur.  As a result the Company anticipates recognizing a charge of approximately $55,000,000 in 2013, as reflected in its 2013 outlook.

Impact of Archstone Acquisition

The Company’s outlook includes the expected operating results from the Archstone Acquisition for the 10 months of 2013 subsequent to the expected acquisition on March 1, 2013.  In addition, the Company’s 2013 outlook includes the following impacts of its actual and expected capital markets activity associated with the Archstone Acquisition:

•     Issuance of common stock in November 2012, that will be outstanding for the full year 2013,

•     Expected issuance of common shares to Lehman on March 1, 2013, which will  be outstanding for one month in the first quarter of 2013 and for 10 months during 2013, and

•     Interest recognized on the $250 million of debt securities issued in December 2012.

The expected Archstone Acquisition also includes several non-routine charges that are included in the Company’s 2013 outlook as discussed in this release. The table below details the expected non-routine items included in the Company’s 2013 outlook, which are predominantly those expected to be incurred as a result of the Archstone Acquisition.

	Projected FFO / Share

	1Q13	2013

Projected FFO per share (1)	$ (0.64)	$ 4.29

Non-routine items (estimated):

Acquisition and other non-routine costs	1.03	0.99
Debt prepayment penalties and hedge unwind	0.94	0.87

Projected FFO per share after non-routine items (2)	$ 1.33	$ 6.15

(1)	Represents the mid-point of the Company’s 2013 outlook.
(2)

If the Company had not entered into the Archstone Acquisition agreement and not incurred the related pursuit costs and capital markets activity, the Company estimates that its Projected FFO per share for 2013 would have been $5.90.

First Quarter 2013 Conference Schedule

Management is scheduled to present at Citi’s Global Property CEO Conference from March 3 – 6, 2013. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on January 31, 2013 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2012 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally, and use Conference ID:  86328657.

To hear a replay of the call, which will be available from January 31, 2013 at 5:00 PM ET to February 6, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use Access Code: 86328657.   A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2012, the Company owned or held a direct or indirect ownership interest in 203 apartment communities containing 59,391 apartment homes in nine states and the District of Columbia, of which 23 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking

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statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability.

In addition, any forward-looking statements or forecasts relating to the business, prospects, operating statistics or financial results that relate to or may be expected to result from the Archstone Acquisition are based on expectations, forecasts and assumptions that are inherently speculative and are subject to substantial risks and uncertainties, many of which we cannot predict with accuracy and some of which we may not have anticipated.  As a result, the actual operating statistics and financial results that relate to or may be expected to result from the Archstone Acquisition may differ materially from the Company’s forecasts.  Risks, uncertainties and other factors related to the Archstone Acquisition that might cause such differences include, among other things, the following: the Archstone Acquisition may not close at the time or on the terms that we currently expect; assumptions concerning the availability and/or terms of financing, including among other things obtaining lender consents to the assumption of indebtedness related to the Archstone Acquisition may not be realized; obtaining joint venture partner consents to the assumption of partnership interest related to the Archstone Acquisitions may not be realized; we may not be able to integrate the assets and operations acquired in the Archstone Acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone Acquisition for which we may be responsible that were unknown to us at the time we agreed to the Archstone Acquisition or at the time of this release; and our assumptions concerning risks relating to our lack of control of joint ventures and our ability to successfully dispose of certain assets may not be realized.

Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors,” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements,” and in other disclosures contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including but not limited to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2012. The Company does not undertake a duty to update forward-looking statements, including its expected 2013 operating results and other financial data forecasts contained in this release (including, without limitation, forward-looking statements in this release relating to the Archstone Acquisition). The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

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FOURTH QUARTER 2012

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 9
Development Communities	Attachment 10
Redevelopment Communities	Attachment 11
Summary of Development and Redevelopment Community Activity	Attachment 12
Future Development	Attachment 13
Summary of Disposition Activity	Attachment 14

2013 Financial Outlook
2013 Financial Outlook	Attachment 15
Projected Sources and Uses of Cash	Attachment 16

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 17

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1

AvalonBay Communities, Inc.

Selected Operating and Other Information

December 31, 2012

(Dollars in thousands except per share data)

(unaudited)

SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2012	2011	% Change	2012	2011	% Change

Net income attributable to common stockholders	$122,356	$323,085	(62.1%)	$423,869	$441,622	(4.0%)

Per common share - basic	$1.19	$3.40	(65.0%)	$4.34	$4.89	(11.2%)
Per common share - diluted	$1.19	$3.38	(64.8%)	$4.32	$4.87	(11.3%)

Funds from Operations	$130,636	$113,411	15.2%	$521,047	$414,482	25.7%
Per common share - diluted	$1.27	$1.19	6.7%	$5.32	$4.57	16.4%

Dividends declared - common	$110,971	$84,944	30.6%	$391,916	$326,820	19.9%
Per common share	$0.9700	$0.8925	8.7%	$3.8800	$3.5700	8.7%

Common shares outstanding	114,403,472	95,175,677	20.2%	114,403,472	95,175,677	20.2%
Outstanding operating partnership units	7,500	7,500	0.0%	7,500	7,500	0.0%
Total outstanding shares and units	114,410,972	95,183,177	20.2%	114,410,972	95,183,177	20.2%

Average shares and participating securities outstanding - basic	102,608,804	95,121,052	7.9%	97,707,801	90,255,781	8.3%

Weighted shares - basic	102,401,254	94,698,215	8.1%	97,416,401	89,922,465	8.3%
Average operating partnership units outstanding	7,500	7,634	(1.8%)	7,500	8,322	(9.9%)
Effect of dilutive securities	454,582	803,324	(43.4%)	601,251	846,675	(29.0%)
Average shares outstanding - diluted	102,863,336	95,509,173	7.7%	98,025,152	90,777,462	8.0%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1)	Amount	Rate (2)	Maturities (1)			Interest	Overhead	per Home

Conventional Debt			2013	$ 336,848	Q412	$12,107	$6,534	$203
Long-term, fixed rate	$3,295,486		2014	$ 164,284	Q312	$12,504	$6,670	$119
Long-term, variable rate	9,000		2015	$ 418,253	Q212	$12,625	$6,682	$92
Variable rate facility (3)	--		2016	$ 262,807	Q112	$12,320	$6,627	$52
Subtotal, Conventional	3,304,486	5.4%	2017	$ 282,009	Q411	$10,901	$6,165	$211

Tax-Exempt Debt				COMMUNITY INFORMATION
Long-term, fixed rate	81,647
Long-term, variable rate	467,935
Subtotal, Tax-Exempt	549,582	3.4%						Apartment
							Communities	Homes
Total Debt	$3,854,068	5.1%			Current Communities		180	52,792
					Development Communities		23	6,599
					Development Rights		34	9,602

(1) Excludes debt associated with assets classified as held for sale.

(2) Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3) Represents the Company’s $1.3 billion unsecured credit facility, under which no amounts were drawn at December 31, 2012.

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

December 31, 2012

(Dollars in thousands except per share data)

(unaudited)

	Q4	Q4		Full Year	Full Year
	2012	2011	% Change	2012	2011	% Change
Revenue:
Rental and other income	$268,898	$240,518	11.8%	$1,028,403	$926,431	11.0%
Management, development and other fees	2,405	2,571	(6.5%)	10,257	9,656	6.2%

Total	271,303	243,089	11.6%	1,038,660	936,087	11.0%

Operating expenses:
Direct property operating expenses, excluding property taxes	55,226	52,989	4.2%	218,867	209,412	4.5%
Property taxes	26,695	22,750	17.3%	101,136	92,568	9.3%
Property management and other indirect operating expenses	10,276	10,660	(3.6%)	42,193	40,213	4.9%

Total operating expenses	92,197	86,399	6.7%	362,196	342,193	5.8%

Interest expense, net	(36,117)	(37,640)	(4.0%)	(136,920)	(167,814)	(18.4%)
Loss on extinguishment of debt, net	--	(1,940)	(100.0%)	(1,179)	(1,940)	(39.2%)
General and administrative expense	(7,703)	(7,847)	(1.8%)	(34,101)	(29,371)	16.1%
Joint venture income (1)	11,113	1,607	591.5%	20,914	5,120	308.5%
Investments and investment management expense	(1,545)	(1,266)	22.0%	(6,071)	(5,126)	18.4%
Expensed acquisition, development and other pursuit costs	(9,601)	(330)	2,809.4%	(11,350)	(2,967)	282.5%
Depreciation expense	(65,567)	(60,996)	7.5%	(256,026)	(239,060)	7.1%
Casualty and impairment loss (2)	(1,449)	--	(100.0%)	(1,449)	(14,052)	(89.7%)
Gain on sale of land	--	--	--	280	13,716	(98.0%)
Gain on acquisition of unconsolidated real estate entity	--	--	--	14,194	--	100.0%

Income from continuing operations	68,237	48,278	41.3%	264,756	152,400	73.7%

Discontinued operations:
Income from discontinued operations (3)	2,885	1,272	126.8%	12,495	7,880	58.6%
Gain on sale of real estate	51,262	273,415	(81.3%)	146,311	281,090	(47.9%)

Total discontinued operations	54,147	274,687	(80.3%)	158,806	288,970	(45.0%)

Net income	122,384	322,965	(62.1%)	423,562	441,370	(4.0%)
Net (income) loss attributable to redeemable noncontrolling interests	(28)	120	(123.3%)	307	252	21.8%

Net income attributable to common stockholders	$122,356	$323,085	(62.1%)	$423,869	$441,622	(4.0%)

Net income attributable to common stockholders per common share - basic	$1.19	$3.40	(65.0%)	$4.34	$4.89	(11.2%)

Net income attributable to common stockholders per common share - diluted	$1.19	$3.38	(64.8%)	$4.32	$4.87	(11.3%)

(1)             Joint venture income includes $6,501 and $7,972 for the quarter and year ended December 31, 2012, respectively from the sale of unconsolidated communities. Amount for the year ended December 31, 2012 includes $5,912 for income from the Company’s promoted interest recognized upon acquisition of Avalon Del Rey and recognition of its residual profits interests from the sale of a community in Kirkland, WA.

(2)             Amounts for the quarter and year ended December 31, 2012 represent expensed costs for damage from Superstorm Sandy.

(3)             Reflects net income for investments in real estate classified as discontinued operations as of December 31, 2012 and investments in real estate sold during the period from January 1, 2011 through December 31, 2012.  The following table details income from discontinued operations for the periods shown:

	Q4	Q4	Full Year	Full Year
	2012	2011	2012	2011

Rental income	$4,468	$12,433	$25,373	$53,290
Operating and other expenses	(1,386)	(4,077)	(8,075)	(25,513)
Interest expense, net	--	(886)	(133)	(4,808)
Loss on extinguishment of debt	--	(3,880)	(602)	(3,880)
Depreciation expense	(197)	(2,318)	(4,068)	(11,209)

Income from discontinued operations	$2,885	$1,272	$12,495	$7,880

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	December 31,	December 31,
	2012	2011

Real estate	$8,882,175	$8,109,996
Less accumulated depreciation	(2,034,364)	(1,780,309)
Net operating real estate	6,847,811	6,329,687
Construction in progress, including land	802,883	597,303
Land held for development	316,037	325,918
Operating real estate assets held for sale, net	48,388	172,122

Total real estate, net	8,015,119	7,425,030

Cash and cash equivalents	2,733,618	616,853
Cash in escrow	50,033	73,400
Resident security deposits	24,748	23,597
Other assets	336,560	343,510
Total assets	$11,160,078	$8,482,390

Unsecured notes, net	$1,945,798	$1,629,210
Unsecured facility	--	--
Notes payable	1,905,235	1,969,986
Resident security deposits	38,626	35,968
Liabilities related to assets held for sale	706	36,743
Other liabilities	421,892	401,528
Total liabilities	$4,312,257	$4,073,435

Redeemable noncontrolling interests	7,027	7,063
Equity	6,840,794	4,401,892
Total liabilities and equity	$11,160,078	$8,482,390

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

December 31, 2012

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Homes	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

RENTAL REVENUE
Established (2)	31,625	$194,266	$193,638	$189,042	$186,179	$184,947
Other Stabilized (2) (3)	6,991	35,027	34,644	31,977	31,081	30,397
Redevelopment (2)	3,942	24,089	23,855	22,820	22,372	22,254
Development (2)	8,533	14,929	11,345	6,690	3,458	2,199
Total Consolidated Communities	51,091	$268,311	$263,482	$250,529	$243,090	$239,797

OPERATING EXPENSE
Established		$57,925	$59,835	$57,277	$56,500	$56,253
Other Stabilized		12,704	12,559	11,977	11,242	12,148
Redevelopment		7,104	6,926	6,732	6,561	6,271
Development		4,188	3,658	2,937	1,876	1,068
Total Consolidated Communities		$81,921	$82,978	$78,923	$76,179	$75,740

NOI (2)
Established		$136,407	$133,872	$131,849	$129,738	$128,756
Other Stabilized		22,778	23,078	20,722	20,141	18,881
Redevelopment		17,038	16,993	16,136	15,843	16,015
Development		10,745	7,690	3,757	1,584	1,134
Total Consolidated Communities		$186,968	$181,633	$172,464	$167,306	$164,786

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,127	$2,120	$2,079	$2,042	$2,032
Other Stabilized		1,768	1,774	1,697	1,686	1,694
Redevelopment		2,141	2,121	2,046	2,000	1,972
Development (4)		2,280	2,404	2,546	2,399	2,308

ECONOMIC OCCUPANCY
Established		96.3%	96.3%	95.8%	96.1%	96.0%
Other Stabilized		96.7%	96.6%	95.7%	95.7%	94.3%
Redevelopment		95.1%	95.1%	94.4%	94.7%	95.6%
Development (5)		75.5%	63.0%	40.8%	28.7%	26.1%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (6)		45.4% / 46.0%	65.4% / 67.3%	56.4% / 55.8%	43.9% / 43.5%	46.0% / 45.4%

(1)             Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)             See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)             Results for these communities for quarters prior to January 1, 2012 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)             Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity.

(5)             Economic Occupancy for Development Communities is calculated based on the communities currently generating revenue.  For detail of occupancy rates for communities under construction, and communities for which construction has completed, but the community has not yet reached stabilized occupancy, see Attachment #10, Development Communities.

(6)             Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.  Annual turnover for 2012 and 2011 was 52.8% and 53.2%, respectively.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

December 31, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q4 12	Q4 11	% Change	Q4 12	Q4 11	% Change	Q4 12	Q4 11	% Change
New England
Boston, MA	4,719	$2,100	$2,021	3.9%	96.2%	96.1%	0.1%	$28,582	$27,491	4.0%
Fairfield-New Haven, CT	2,347	2,080	2,047	1.6%	96.3%	96.5%	(0.2%)	14,110	13,910	1.4%
New England Average	7,066	2,093	2,030	3.1%	96.2%	96.2%	0.0%	42,692	41,401	3.1%

Metro NY/NJ
New York, NY	4,027	2,982	2,825	5.6%	96.3%	96.0%	0.3%	34,707	32,770	5.9%
New Jersey	2,246	2,048	2,001	2.3%	97.1%	96.3%	0.8%	13,392	12,984	3.1%
Long Island, NY	1,511	2,336	2,273	2.8%	96.5%	95.9%	0.6%	10,219	9,885	3.4%
Metro NY/NJ Average	7,784	2,587	2,481	4.3%	96.5%	96.0%	0.5%	58,318	55,639	4.8%

Mid-Atlantic
Washington Metro	4,748	1,905	1,868	2.0%	95.6%	95.8%	(0.2%)	25,956	25,499	1.8%
Mid-Atlantic Average	4,748	1,905	1,868	2.0%	95.6%	95.8%	(0.2%)	25,956	25,499	1.8%

Pacific Northwest
Seattle, WA	1,908	1,556	1,411	10.3%	95.6%	94.8%	0.8%	8,512	7,663	11.1%
Pacific Northwest Average	1,908	1,556	1,411	10.3%	95.6%	94.8%	0.8%	8,512	7,663	11.1%

Northern California
San Jose, CA	2,442	2,261	2,074	9.0%	95.3%	95.6%	(0.3%)	15,782	14,523	8.7%
Oakland-East Bay, CA	1,699	1,792	1,653	8.4%	96.8%	96.1%	0.7%	8,839	8,103	9.1%
San Francisco, CA	1,079	2,835	2,562	10.7%	96.7%	96.1%	0.6%	8,874	7,976	11.3%
Northern California Average	5,220	2,227	2,036	9.4%	96.0%	95.9%	0.1%	33,495	30,602	9.5%

Southern California
Los Angeles, CA	2,974	1,819	1,754	3.7%	97.4%	96.1%	1.3%	15,812	15,066	5.0%
Orange County, CA	1,000	1,771	1,672	5.9%	95.3%	95.9%	(0.6%)	5,063	4,810	5.3%
San Diego, CA	925	1,651	1,609	2.6%	96.5%	95.6%	0.9%	4,418	4,267	3.5%
Southern California Average	4,899	1,777	1,709	4.0%	96.8%	96.0%	0.8%	25,293	24,143	4.8%
Average/Total Established	31,625	$2,127	$2,032	4.7%	96.3%	96.0%	0.3%	$194,266	$184,947	5.0%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.8% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

December 31, 2012

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q4 12	Q3 12	% Change	Q4 12	Q3 12	% Change	Q4 12	Q3 12	% Change
New England
Boston, MA	4,719	$2,100	$2,102	(0.1%)	96.2%	95.7%	0.5%	$28,582	$28,477	0.4%
Fairfield-New Haven, CT	2,347	2,080	2,121	(1.9%)	96.3%	95.5%	0.8%	14,110	14,266	(1.1%)
New England Average	7,066	2,093	2,108	(0.7%)	96.2%	95.7%	0.5%	42,692	42,743	(0.1%)

Metro NY/NJ
New York, NY	4,027	2,982	2,924	2.0%	96.3%	96.9%	(0.6%)	34,707	34,242	1.4%
New Jersey	2,246	2,048	2,081	(1.6%)	97.1%	96.7%	0.4%	13,392	13,559	(1.2%)
Long Island, NY	1,511	2,336	2,368	(1.4%)	96.5%	96.4%	0.1%	10,219	10,345	(1.2%)
Metro NY/NJ Average	7,784	2,587	2,573	0.5%	96.5%	96.8%	(0.3%)	58,318	58,146	0.3%

Mid-Atlantic
Washington Metro	4,748	1,905	1,925	(1.0%)	95.6%	95.9%	(0.3%)	25,956	26,296	(1.3%)
Mid-Atlantic Average	4,748	1,905	1,925	(1.0%)	95.6%	95.9%	(0.3%)	25,956	26,296	(1.3%)

Pacific Northwest
Seattle, WA	1,908	1,556	1,524	2.1%	95.6%	96.2%	(0.6%)	8,512	8,397	1.4%
Pacific Northwest Average	1,908	1,556	1,524	2.1%	95.6%	96.2%	(0.6%)	8,512	8,397	1.4%

Northern California
San Jose, CA	2,442	2,261	2,233	1.3%	95.3%	95.5%	(0.2%)	15,782	15,618	1.1%
Oakland-East Bay, CA	1,699	1,792	1,758	1.9%	96.8%	96.7%	0.1%	8,839	8,661	2.1%
San Francisco, CA	1,079	2,835	2,762	2.6%	96.7%	96.8%	(0.1%)	8,874	8,656	2.5%
Northern California Average	5,220	2,227	2,188	1.8%	96.0%	96.1%	(0.1%)	33,495	32,935	1.7%

Southern California
Los Angeles, CA	2,974	1,819	1,804	0.8%	97.4%	97.4%	0.0%	15,812	15,687	0.8%
Orange County, CA	1,000	1,771	1,757	0.8%	95.3%	95.8%	(0.5%)	5,063	5,050	0.3%
San Diego, CA	925	1,651	1,653	(0.1%)	96.5%	95.5%	1.0%	4,418	4,384	0.8%
Southern California Average	4,899	1,777	1,766	0.6%	96.8%	96.8%	0.0%	25,293	25,121	0.7%
Average/Total Established	31,625	$2,127	$2,120	0.3%	96.3%	96.3%	0.0%	$194,266	$193,638	0.3%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Full Year Revenue and Occupancy Changes - Established Communities (1)

December 31, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Full Year 12	Full Year 11	% Change	Full Year 12	Full Year 11	% Change	Full Year 12	Full Year 11	% Change
New England
Boston, MA	4,719	$2,072	$1,969	5.2%	95.6%	96.0%	(0.4%)	112,190	107,013	4.8%
Fairfield-New Haven, CT	2,347	2,076	2,004	3.6%	95.8%	96.5%	(0.7%)	56,049	54,459	2.9%
New England Average	7,066	2,073	1,981	4.6%	95.7%	96.1%	(0.4%)	168,239	161,472	4.2%

Metro NY/NJ
New York, NY	4,027	2,911	2,742	6.2%	96.4%	96.0%	0.4%	135,641	127,297	6.6%
New Jersey	2,246	2,048	1,970	4.0%	96.5%	96.3%	0.2%	53,274	51,116	4.2%
Long Island, NY	1,511	2,326	2,251	3.3%	96.3%	96.0%	0.3%	40,594	39,192	3.6%
Metro NY/NJ Average	7,784	2,548	2,423	5.2%	96.4%	96.1%	0.3%	229,509	217,605	5.5%

Mid-Atlantic
Washington Metro	4,748	1,900	1,841	3.2%	95.9%	95.5%	0.4%	103,768	100,155	3.6%
Mid-Atlantic Average	4,748	1,900	1,841	3.2%	95.9%	95.5%	0.4%	103,768	100,155	3.6%

Pacific Northwest
Seattle, WA	1,908	1,493	1,379	8.3%	96.3%	95.0%	1.3%	32,920	30,027	9.6%
Pacific Northwest Average	1,908	1,493	1,379	8.3%	96.3%	95.0%	1.3%	32,920	30,027	9.6%

Northern California
San Jose, CA	2,442	2,185	1,984	10.1%	95.7%	95.9%	(0.2%)	61,260	55,720	9.9%
Oakland-East Bay, CA	1,699	1,739	1,597	8.9%	96.4%	96.2%	0.2%	34,183	31,335	9.1%
San Francisco, CA	1,079	2,721	2,451	11.0%	96.5%	96.0%	0.5%	33,986	30,484	11.5%
Northern California Average	5,220	2,151	1,955	10.0%	96.1%	96.0%	0.1%	129,429	117,539	10.1%

Southern California
Los Angeles, CA	2,974	1,798	1,721	4.5%	96.7%	96.0%	0.7%	62,054	58,983	5.2%
Orange County, CA	1,000	1,732	1,637	5.8%	95.7%	95.9%	(0.2%)	19,891	18,830	5.6%
San Diego, CA	925	1,631	1,582	3.1%	95.7%	95.8%	(0.1%)	17,315	16,816	3.0%
Southern California Average	4,899	1,753	1,678	4.5%	96.3%	95.9%	0.4%	99,260	94,629	4.9%

Average/Total Established	31,625	$2,092	$1,981	5.6%	96.1%	95.9%	0.2%	$763,125	$721,427	5.8%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.4% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

December 31, 2012

(Dollars in thousands)

(unaudited)

				Q4 2012				Full Year 2012
	Q4	Q4		% of	Full Year	Full Year		% of
	2012	2011	% Change	Total Opex	2012	2011	% Change	Total Opex

Property taxes (2)	$19,208	$17,056	12.6%	33.2%	$74,688	$70,107	6.5%	32.3%
Payroll (3)	13,143	12,768	2.9%	22.7%	54,256	52,143	4.1%	23.4%
Repairs & maintenance (4)	9,638	10,063	(4.2%)	16.6%	39,073	39,324	(0.6%)	16.9%
Utilities (5)	5,874	6,151	(4.5%)	10.1%	24,838	26,340	(5.7%)	10.7%
Office operations (6)	6,725	6,897	(2.5%)	11.6%	25,280	26,540	(4.7%)	10.9%
Insurance (7)	1,731	1,556	11.2%	3.0%	6,979	6,190	12.7%	3.0%
Marketing (8)	1,606	1,762	(8.9%)	2.8%	6,423	6,787	(5.4%)	2.8%
Total Established Communities
Operating Expenses (9)	$57,925	$56,253	3.0%	100.0%	$231,537	$227,431	1.8%	100.0%

(1) See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2) Property taxes increased for the quarter and year ended December 31, 2012 primarily due to increases in rates and assessments as well as refunds received in the prior year period.

(3) Payroll includes expenses directly related to on-site operations.  The increases for the quarter and year ended December 31, 2012 over the prior year periods are due primarily to increased compensation and benefits costs.

(4) The decrease in repairs & maintenance for the quarter and year ended December 31, 2012 is due primarily to a decrease in resident turnover costs from the prior year.

(5) Utilities represents aggregate utility costs, net of resident reimbursements.  The decreases for the quarter and year ended December 31, 2012 from the prior year periods are due primarily to lower electric and gas expense.  The lower costs are driven by lower rates from negotiated contracts and benefits realized from the Company’s investment in energy efficient infrastructure, and increased receipts from water submetering.

(6) Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decreases for the quarter and year ended December 31, 2012 from the prior year periods are due primarily to decreases in bad debt expense as well as savings in telecommunications costs.

(7) Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. The increase over the prior year periods are due primarily to the policy renewals for property, general liability and worker’s compensation, as well as the timing of claims.  Insurance costs can exhibit volatility and timing of estimated and actual claim activity and the related proceeds received.

(8)  Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs.  The decreases for the quarter and year ended December 31, 2012 are driven by more favorable terms for internet advertising.

(9) Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support related expenses.

Attachment 9

AvalonBay Communities, Inc.

Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs

For the Year Ended December 31, 2012

(Dollars in thousands except per home data)

								Categorization of 2012 Add’l Capitalized Value (4)									2012 Maintenance Expensed Per Home (6)
								Acquisitions,							Non-Rev
							2012 Add’l	Construction,							Generating
	Apartment		Balance at		Balance at		Capitalized	Redevelopment		Revenue		Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes	(2)	12-31-12	(3)	12-31-11	(3)	Value	& Dispositions		Generating	(5)	Generating		Total	Per Home		Replacement		Maintenance		Total

Total Stabilized Communities	39,180		$6,396,408		$6,226,614		$169,794	$150,859	(7)	$693		$18,242		$169,794	$466		$138		$1,992		$2,130

Development Communities (8)	8,533		1,244,139		641,418		602,721	602,721		--		--		602,721	--		2		237		239

Dispositions	--		--		151,937		(151,937)	(151,937)		--		--		(151,937)	--		25		246		271

Redevelopment Communities (8)	3,942		591,892		516,275		75,617	75,610		7		--		75,617	--		82		1,816		1,898

Corporate	--		70,410		69,034		1,376	--		--		1,376	(9)	1,376	--		--		--		--
Total	51,655		$8,302,849		$7,605,278		$697,571	$677,253		$700		$19,618		$697,571	$353	(10)	$112	(11)	$1,689	(11)	$1,801	(11)
							á							á

(1)   For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.

(2)   Apartment homes as of December 31, 2012 does not include unconsolidated communities.

(3)   Total gross fixed assets excluding land.

(4)   Policy is to capitalize if the item exceeds $15 thousand and extends the useful life of the asset.  Personal property is capitalized if the item is a new addition and it exceeds $2.5 thousand.

(5)   Represents revenue generating or expense saving expenditures, such as improvements to retail space, water saving devices and submetering equipment.

(6)   Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(7)   Represents commitment close-outs and construction true-ups on recently constructed communities.

(8)   Represents communities that were under construction/reconstruction during 2012 including communities where construction/reconstruction has been completed.

(9)   Includes capital expenditures associated with leasehold improvements related to corporate offices.

(10) Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(11) Total 2012 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 10

AvalonBay Communities, Inc.

Development Communities as of December 31, 2012

Community Information		Number	Total	Schedule				Avg Rent				%
		of	Capital				Stabilized	Per	%	%	%	Economic
		Apt	Cost		Initial		Operations	Home	Comp	Leased	Occupied	Occ.
Development Name	Location	Homes	(millions) (1)	Start	Occupancy	Complete	(1)	(1)	(2)	(3)	(4)	(1)(5)

Under Construction:

1. Avalon Garden City	Garden City, NY	204	$68.7	Q2 2011	Q2 2012	Q1 2013	Q2 2013	$3,270	80.9%	94.6%	79.9%	63.4%
2. Avalon Park Crest	Tysons Corner, VA	354	77.6	Q4 2010	Q3 2012	Q2 2013	Q4 2013	2,070	67.5%	66.1%	57.9%	42.9%
3. Avalon Somerset	Somerset, NJ	384	78.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	1,910	26.3%	26.3%	23.7%	13.1%
4. Avalon Irvine II	Irvine, CA	179	46.2	Q3 2011	Q4 2012	Q2 2013	Q4 2013	1,935	39.1%	36.9%	25.1%	8.3%
5. AVA H Street	Washington, D.C.	138	33.7	Q4 2011	Q4 2012	Q2 2013	Q4 2013	2,225	30.4%	31.9%	17.4%	4.7%
6. Avalon Natick	Natick, MA	407	82.9	Q4 2011	Q1 2013	Q2 2014	Q4 2014	1,805	0.0%	2.5%	0.0%	0.0%
7. AVA Ballard (6)	Seattle, WA	265	68.8	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,715	0.0%	0.8%	0.0%	0.0%
8. Avalon Exeter	Boston, MA	187	114.0	Q2 2011	Q3 2013	Q1 2014	Q3 2014	4,335	-	-	-	-
9. Avalon Shelton III	Shelton, CT	250	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,745	-	-	-	-
10. Avalon Hackensack	Hackensack, NJ	226	47.2	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,555	-	-	-	-
11. Avalon West Chelsea/AVA High Line (6)	New York, NY	715	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	-	-	-	-
12. Avalon Mosaic	Tysons Corner, VA	531	120.9	Q1 2012	Q4 2013	Q3 2014	Q1 2015	1,930	-	-	-	-
13. Avalon East Norwalk	Norwalk, CT	240	45.5	Q2 2012	Q2 2013	Q1 2014	Q3 2014	1,840	-	-	-	-
14. Avalon Dublin Station II	Dublin, CA	255	73.0	Q2 2012	Q4 2013	Q2 2014	Q4 2014	2,080	-	-	-	-
15. Avalon/AVA Assembly Row	Somerville, MA	448	113.5	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,310	-	-	-	-
16. AVA University District (6)	Seattle, WA	283	76.7	Q2 2012	Q1 2014	Q3 2014	Q1 2015	1,760	-	-	-	-
17. Avalon at Wesmont Station II	Wood-Ridge, NJ	140	24.8	Q3 2012	Q2 2013	Q4 2013	Q2 2014	1,940	-	-	-	-
18. Avalon Bloomingdale	Bloomingdale, NJ	174	31.1	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,955	-	-	-	-
19. Avalon Morrison Park	San Jose, CA	250	79.7	Q3 2012	Q1 2014	Q3 2014	Q1 2015	2,560	-	-	-	-
20. AVA 55 Ninth	San Francisco, CA	273	123.3	Q3 2012	Q2 2014	Q4 2014	Q2 2015	3,160	-	-	-	-
21. Avalon Ossining	Ossining, NY	168	37.4	Q4 2012	Q2 2014	Q3 2014	Q1 2015	2,140	-	-	-	-
22. AVA Little Tokyo (6)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	-	-	-
23. Avalon Wharton	Wharton, NJ	248	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
Subtotal / Weighted Average		6,599	$1,832.9					$ 2,340

Completed this Quarter:

1. Avalon Green II	Greenburgh, NY	444	$105.4	Q3 2010	Q3 2011	Q4 2012	Q1 2013	$ 2,500	100.0%	95.0%	94.1%	89.3%
2. Avalon at Wesmont Station I (6)	Wood-Ridge, NJ	266	60.7	Q4 2010	Q1 2012	Q4 2012	Q1 2013	1,940	100.0%	98.9%	98.9%	93.5%

Subtotal / Weighted Average		710	$166.1					$ 2,290

Total / Weighted Average		7,309	$1,999.0					$ 2,335

Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.7%

Non-Stabilized Development Communities Completed in Prior Quarters (7):				Asset Cost Basis (millions) (8):		Source

1. Avalon Cohasset	Cohasset, MA	220	$ 55.0	Capital Cost, Under Construction and Completed This Quarter	$ 1,999.0	Att. 10

2. Avalon Andover	Andover, MA	115	26.6	Less: Remaining to Invest, Under Construction and Completed This Quarter	(983.1)	Att. 12

		335	$ 81.6	Subtotal: Asset Cost Basis, Under Construction and Completed This Quarter	1,015.9

				Capital Cost, Prior Quarters Non-Stabilized Development Completions	81.6	Att. 10

				Total Asset Cost Basis, Under Construction and Non-Stabilized Development	$ 1,097.5

(1)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 25, 2012.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 25, 2012.

(4)	Physical occupancy based on apartment homes occupied as of January 25, 2012.

(5)	Represents Economic Occupancy for the fourth quarter of 2012.

(6)

Developments containing at least 10,000 square feet of retail space include AVA Ballard (12,000 sf), Avalon West Chelsea/AVA Highline (21,000 sf), AVA University District (12,000 sf), AVA Little Tokyo (19,000 sf), and Avalon at Wesmont Station I (27,000 sf).

(7)

Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. These assets achieved 89.5% economic occupancy during the fourth quarter of 2012.

(8)	Q4 2012 Net Operating Income for communities presented on this attachment was $5.8 million.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2012.

Attachment 11

AvalonBay Communities, Inc.

Redevelopment Communities as of December 31, 2012

Community Information			Total	Schedule				Avg
		Number	Capital					Post-Renovated	Homes
		of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 12/31/2012

Under Redevelopment (3):

1. Eaves San Jose	San Jose, CA	440	$14.9	Q3 1996	Q4 2011	Q2 2013	Q3 2013	$1,850	382
2. Eaves Fairfax City	Fairfax, VA	141	4.9	Q2 1997	Q2 2012	Q1 2013	Q2 2013	1,835	141
3. The Avalon	Bronxville, NY	110	8.3	Q3 1999	Q3 2012	Q3 2013	Q4 2013	4,080	21
4. Avalon at Media Center (4)	Burbank, CA	748	19.3	Q3 1997	Q4 2012	Q4 2014	Q1 2015	1,585	5
5. Avalon Campbell	Campbell, CA	348	12.4	Q4 1995	Q4 2012	Q2 2014	Q3 2014	2,210	3

Subtotal/ Weighted Average		1,787	$59.8					$1,945	552

Completed this Quarter:

1. Avalon Sunset Towers (5)	San Francisco, CA	243	$11.4	Q2 1996	Q4 2010	Q4 2012	Q1 2013	$2,710	110
2. AVA Ballston	Arlington, VA	344	13.6	Q4 1993	Q3 2011	Q4 2012	Q1 2013	2,215	344
3. Avalon at Center Place	Providence, RI	225	5.8	Q2 1997	Q4 2011	Q4 2012	Q1 2013	2,445	225
4. AVA Cortez Hill	San Diego, CA	299	10.5	Q1 1998	Q4 2011	Q4 2012	Q1 2013	1,690	299

Subtotal/ Weighted Average		1,111	$41.3					$2,230	978
Total / Weighted Average		2,898	$101.1					$2,055	1,530

(1)	Exclusive of costs incurred prior to Redevelopment.

(2)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

The Company commenced the redevelopment of Avalon at Fairway Hills in Columbia, MD during the fourth quarter 2012 for an estimated Total Capital Cost of $5.8 million. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations, including occupancy, or the expected future level of rental revenue. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)	The scope of work completed during the fourth quarter did not impact occupancy or rental income; therefore, this community is included in the Established Community portfolio.

(5)	Community is subject to rent control; therefore, not all apartment homes have completed construction. However, the redevelopment scope for this community is complete.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2012.

Attachment 12

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of December 31, 2012

(Dollars in Thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

Total - 2012 Actual	1,917	$709,037	$495,329	$983,079	$788,200

2013 Projected:
Quarter 1 (Projected)	311	$181,267	$75,693	$801,812	$778,724
Quarter 2 (Projected)	736	192,585	158,558	609,227	846,441
Quarter 3 (Projected)	633	183,938	130,249	425,289	876,422
Quarter 4 (Projected)	589	170,539	133,534	254,751	875,865

Total - 2013 Projected	2,269	$728,329	$498,034

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (2)	Invest (4)	Period End

Total - 2011 Actual	$62,986	$87,646	$18,790

Total - 2012 Actual	$79,328	$43,090	$14,683

2013 Projected:
Quarter 1 (Projected)	$14,398	$28,691	$23,739
Quarter 2 (Projected)	8,312	20,379	15,000
Quarter 3 (Projected)	6,700	13,679	11,303
Quarter 4 (Projected)	4,877	8,802	11,323

Total - 2013 Projected	$34,287

(1)	Data is presented for all communities currently under development or redevelopment

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be occupied during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)	2012 Actual reflects construction in progress for communities under development and includes $29.2 million related to communities not currently under development or redevelopment.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2012.

Attachment 13

AvalonBay Communities, Inc.

Future Development as of December 31, 2012

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 6/30/2012	33	9,036	$2,795

Q3 2012 Additions	2	566	$146
Q3 2012 Construction Starts	(4)	(837)	(259)
Q3 2012 Adjustments to existing Dev Rights	--	72	(38)

Development Rights as of 9/30/2012	31	8,837	$2,644

Q4 2012 Additions	6	1,450	$329
Q4 2012 Construction Starts	(3)	(696)	(203)
Q4 2012 Adjustments to existing Dev Rights	--	11	51

Development Rights as of 12/31/2012	34	9,602	$2,821

Current Development Rights by Market as of December 31, 2012

Boston, MA	6	1,766	$604
Fairfield-New Haven, CT	2	290	66
New York, NY (3)	2	1,237	515
New Jersey	10	2,593	566
Long Island, NY	2	483	151
Washington, DC Metro	4	1,200	287
Seattle, WA	3	749	182
Oakland-East Bay, CA	1	250	85
San Francisco, CA	1	182	85
Los Angeles, CA	2	631	225
San Diego, CA	1	221	55

Total	34	9,602	$2,821

(1)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land, which was originally acquired for $239 million, for the future development of 13 of 34 Development Rights. Construction is expected to commence in 2013 on 7 of the 13 Development Rights for which land is owned.

(3)	Includes development rights in Westchester County and Rockland County, NY.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2012.

Attachment 14

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of December 31, 2012

(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (Loss) (3)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)

1998 - 2002:
41 Communities	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (5)
2008:
10 Communities	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (6)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (6)	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (7)	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (8) (9)	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

1998 - 2012 Total
99 Communities, 2 Office Buildings,	$4,149,268	$1,873,823	$559,950	$1,313,873	5.9%	14.6%
15 Land Parcels

(1)	Activity excludes dispositions by Fund I and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)

For dispositions from January 1, 1998 through December 31, 2002 the Weighted Average Holding Period is 4.5 years, for dispositions from January 1, 2003 through December 31, 2007, the Weighted Average Holding Period is 7.6 years and for dispositions from January 1, 2008 through December 31, 2012 the Weighted Average Holding Period is 12.6 years. For January 1, 1998 through December 31, 2012 the Weighted Average Holding Period is 8.6 years.

(3)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment period, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	GAAP gains for sales during this period include our proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(6)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(7)

2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(8)	2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold.

(9)

2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

Attachment 15

2013 Financial Outlook

As of January 30, 2013

(dollars in millions, except per share data)

Job Growth Data & Assumptions	United States	AvalonBay Markets

2012 Actual job growth	1.4%	1.2%

2013 Expected job growth (1)	1.3%	1.1%

		Annual 2013

LIBOR Assumption		.30% to .425%

Projected Earnings per Share		$2.28 to $2.64

Less - Net gain on asset sales, per share		$.76 to $1.12

Plus - Real estate depreciation, per share		$2.59 to $2.95

Projected FFO per share range (2)		$4.11 to $4.47

Expected per share acquisition and other non-routine costs		$0.99

Expected per share debt prepayment penalties and hedge unwind		$0.87

Projected FFO per share change at the mid-point of outlook ranges

Projected FFO per share change		-19.4%

Projected FFO per share change adjusted for non-routine items in 2012 and 2013		11.8%

Established Communities (2)

Rental revenue change		3.5% to 5.0%
Operating expense change		3.0% to 4.0%
Net Operating Income change		4.0% to 5.5%

Development Activity (including Archstone)

Cash disbursed for Development Communities(2) and land for future development		$1,200 to $1,400
Development Community(2) completions		$575
Number of apartment homes delivered and occupied in 2013		2,700 to 2,800

Acquisition / Disposition Activity (3)
Acquisition volume, Archstone Acquisition		$6,800 to $ 7,000
Acquisition volume, AVB wholly owned (exclusive of Archstone Acquisition)		$200 to $400
Disposition volume, AVB wholly owned		$300 to $500
Dispostion volume associated with Archstone Acquisition		$200 to $400
Disposition volume, Fund I (AVB ownership approximately 15%)		$200 to $300
Disposition volume, Fund II (AVB ownership approximately 31%)		$40

Financing Activity - Sources (Uses)

New capital markets activity - Archstone debt assumption, net of repayments		$2,100 to $2,300
Weighted average effective interest rate on Archstone debt assumption with benefit of mark to market		3.23%
Weighted average coupon on Archstone debt assumption		4.83%
New capital markets activity - Archstone Acquisition common equity issuance to Lehman (14,889,706 shares)		$2,000 to $2,200
New capital markets activity (exclusive of Archstone Acquisition)		$700 to $900
Secured and unsecured debt redemptions and amortization		($345)
Weighted average effective interest rate on maturing debt		5.06%

Capitalized Interest		$60 to $70

Change in Expensed AVB Overhead (Corporate G&A, Property and Investment Management)		5% to 10%
Increase in Total Expensed Overhead, including Archstone Acquisition related		20% to 25%

(1)	Moody’s Economy.com annual non-farm job growth forecast as of December 2012.
(2)	This term is a non-GAAP measure or other term that is described more fully on Attachment 17.
(3)	Includes 2013 activity discussed in this release.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2012.

Attachment 16

Projected Sources and Uses of Cash

(dollars in millions)

	Full Year 2013 (1)
		Archstone
	AVB Only	Acquisition	Combined

Sources of Funds:
Unrestricted Cash	$450	$2,300	$2,750
Cash from Operations, net	800	200	1,000
New Capital Markets Activity
Debt Assumed, net of repayments	-	2,200	2,200
Other Capital Markets Activity	800	2,100	2,900
Dispositions (net of debt)	400	300	700

Total Sources of Funds	$2,450	$7,100	$9,550

Uses of Funds:
Development Activity, Including Investments in Land for Future Development	$1,100	$200	$1,300
Acquisitions	300	6,900	7,200
Redevelopment and Other Investment Activity	100	-	100
Dividends	600	-	600
Secured and Unsecured Debt Redemptions and Amortization	350	-	350

Total Uses of Funds	$2,450	$7,100	$9,550

(1) Amounts generally represent midpoints of management’s expected ranges for 2013.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2012.

Attachment 17

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2012	2011	2012	2011

Net income attributable to common stockholders	$122,356	$323,085	$423,869	$441,622
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	66,036	65,053	265,627	256,986
Distributions to noncontrolling interests, including discontinued operations	7	7	28	27
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(6,501)	(1,319)	(7,972)	(3,063)
Gain on sale of previously depreciated real estate assets	(51,262)	(273,415)	(146,311)	(281,090)
Gain on acquisition of unconsolidated real estate entity	--	--	(14,194)	--

FFO attributable to common stockholders	$130,636	$113,411	$521,047	$414,482

Average shares outstanding - diluted	102,863,336	95,509,173	98,025,152	90,777,462

Earnings per share - diluted	$1.19	$3.38	$4.32	$4.87

FFO per common share - diluted	$1.27	$1.19	$5.32	$4.57

Attachment 17

The Company’s results for the quarter and year ended December 31, 2012 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items

Decrease (Increase) in Net Income and FFO

(dollars in thousands)

	Q4	Q4	Full Year	Full Year
	2012	2011	2012	2011

Acquisition costs (1)	$ 9,704	$ -	$ 9,965	$ 1,010
Asset reductions (2)	3,321	-	3,321	14,052
Prepayment penalties and write off of deferred financing costs	288	5,820	2,070	5,820
Joint venture related gains and costs (3)	(1,290)	1,088	(4,995)	1,493
Legal settlements and severance related costs	-	500	1,362	100
Gain on sale of land	-	-	(280)	(13,716)
Interest income on escrow	-	-	-	(2,478)

Total non-routine items	$ 12,023	$ 7,408	$ 11,443	$ 6,281

Weighted Average Dilutive Shares Outstanding	102,863,336	95,509,173	98,025,152	90,777,462

Incremental Shares for expected Archstone Acquisition (4)	4,893,750		1,230,123

(1) Amounts for 2012 consist primarily of capital markets related costs and  professional fees incurred for the expected Archstone Acquisition.

(2) Amounts for 2012 include losses incurred related to Superstorm Sandy, and the write off of certain costs related to a commercial tenant.  Amounts for 2011 relate to the impairment of unimproved land parcels.

(3) Represents the Company’s proportional share of gains and related costs for joint venture acquisition and  disposition activity.

(4) Represents the increase in weighted average outstanding shares issued in connection with the expected Archstone Acquisition.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2013 to the range provided for projected earnings (loss) per share  (diluted) is as follows:

	Low	High
	Range	Range

Projected loss per share (diluted) - Q1 2013	($1.31)	($1.27)
Projected depreciation (real estate related)	0.67	0.67
Projected gain on sale of operating communities	(0.02)	(0.02)

Projected FFO loss per share (diluted) - Q1 2013	($0.66)	($0.62)

Projected EPS (diluted) - Full Year 2013	$2.28	$2.64
Projected depreciation (real estate related)	2.59	2.95
Projected gain on sale of operating communities	(0.76)	(1.12)

Projected FFO per share (diluted) - Full Year 2013	$4.11	$4.47

Attachment 17

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 17

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2012	2011	2012	2012	2012	2012	2011

Net income	$ 122,384	$ 322,965	$ 86,747	$ 156,821	$ 57,609	$ 423,562	$ 441,370
Indirect operating expenses, net of corporate income	7,862	8,096	7,396	8,617	8,036	31,911	30,550
Investments and investment management expense	1,545	1,266	1,582	1,499	1,446	6,071	5,126
Expensed acquisition, development and other pursuit costs	9,601	330	608	901	239	11,350	2,967
Interest expense, net	36,117	37,640	33,985	33,193	33,626	136,920	167,814
Loss on extinguishment of debt, net	--	1,940	--	--	1,179	1,179	1,940
General and administrative expense	7,703	7,847	8,372	8,316	9,710	34,101	29,371
Joint venture loss (income)	(11,113)	(1,607)	(5,553)	(2,073)	(2,175)	(20,914)	(5,120)
Depreciation expense	65,567	60,996	65,005	63,882	61,571	256,026	239,060
Casualty and impairment loss	1,449	--	--	--	--	1,449	14,052
Gain on sale of real estate assets	(51,262)	(273,415)	--	(95,329)	--	(146,591)	(294,806)
(Income) loss from discontinued operations	(2,885)	(1,272)	(2,315)	(3,363)	(3,935)	(12,495)	(7,880)
Gain on acquisition of unconsolidated real estate entity	--	--	(14,194)	--	--	(14,194)	--

NOI from continuing operations	$ 186,968	$ 164,786	$ 181,633	$ 172,464	$ 167,306	$ 708,375	$ 624,444

Established:
New England	$ 28,033	$ 27,299	$ 27,374	$ 27,263	$ 26,631	$ 109,301	$ 104,229
Metro NY/NJ	40,766	37,922	40,356	39,955	38,947	160,026	149,088
Mid-Atlantic	19,157	19,063	18,618	18,722	18,816	75,313	72,975
Pacific NW	6,226	5,229	5,984	5,651	5,572	23,433	20,374
No. California	24,571	21,917	24,316	23,235	22,793	94,915	83,234
So. California	17,654	17,326	17,224	17,023	16,979	68,880	64,401
Total Established	136,407	128,756	133,872	131,849	129,738	531,868	494,301
Other Stabilized	22,778	18,881	23,078	20,722	20,141	86,722	69,328
Development/Redevelopment	27,783	17,149	24,683	19,893	17,427	89,785	60,815

NOI from continuing operations	$ 186,968	$ 164,786	$ 181,633	$ 172,464	$ 167,306	$ 708,375	$ 624,444

Attachment 17

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through December 31, 2012 or classified as held for sale at December 31, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2012	2011	2012	2011

Income from discontinued operations	$ 2,885	$ 1,272	$ 12,495	$ 7,880
Interest expense, net	--	886	133	4,808
Loss on extinguishment of debt	--	3,880	602	3,880
Depreciation expense	197	2,318	4,068	11,209

NOI from discontinued operations	$ 3,082	$ 8,356	$ 17,298	$ 27,777

NOI from assets sold	1,027	6,465	9,486	20,484
NOI from assets held for sale	2,055	1,891	7,812	7,293

NOI from discontinued operations	$ 3,082	$ 8,356	$ 17,298	$ 27,777

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 17

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2012	2011	2012	2011

Rental revenue (GAAP basis)	$ 194,266	$ 184,947	$ 763,125	$ 721,427
Concessions amortized	50	433	404	4,010
Concessions granted	(54)	(88)	(191)	(1,318)

Rental revenue (with concessions on a cash basis)	$ 194,262	$ 185,292	$ 763,338	$ 724,119

% change -- GAAP revenue	5.0%		5.8%

% change -- cash revenue	4.8%		5.4%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2012 as well as prior years’ activities is presented on Attachment 14.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 122,356
Interest expense, net	36,117
Depreciation expense	65,567
Depreciation expense (discontinued operations)	197

EBITDA	$ 224,237

EBITDA from continuing operations	$ 169,893
EBITDA from discontinued operations	54,344

EBITDA	$ 224,237

EBITDA from continuing operations	$ 169,893

Interest expense, net	$ 36,117

Interest coverage	4.7

Attachment 17

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year ended December 31, 2012 is as follows (dollars in thousands):

Attachment 17

NOI for Established Communities	$ 531,868
NOI for Other Stabilized Communities	86,722
NOI for Development/Redevelopment Communities	89,785
NOI for discontinued operations	17,298
Total NOI generated by real estate assets	$ 725,673
NOI on encumbered assets	195,001
NOI on unencumbered assets	$ 530,672

Unencumbered NOI	73%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2011, but have stabilized occupancy as of January 1, 2012. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased

Attachment 17

through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.